Exhibit 8.1



                               FORM OF TAX OPINION

                                  June ___, 1996

Union Bankshares Corporation                        King George State Bank, Inc.
211 North Main Street                               State Route 3
Post Office Box 446                                 Post Office Box 81
Bowling Green, Virginia 22427-0446                  King George, Virginia 22495

                  OPINION WITH RESPECT TO CERTAIN TAX MATTERS
                       RELATING TO SHARE EXCHANGE BETWEEN
                          UNION BANKSHARES CORPORATION
                                      AND
                          KING GEORGE STATE BANK, INC.

Gentlemen:

           You have requested our opinion as to certain federal income tax consequences of the reorganization and share exchange to be effected among Union Bankshares Corporation, a Virginia corporation ("Union"), King George State Bank, Inc., a Virginia corporation ("King George"), and the holders of King George's issued and outstanding shares of common stock pursuant to an Agreement and Plan of Reorganization dated as of March 12, 1996 (the "Agreement"), by and between Union and King George.

                         THE REORGANIZATION TRANSACTION

           Pursuant to the Agreement and subject to various regulatory approvals, King George will become a wholly-owned subsidiary of Union in accordance with the provisions of, and with the effect provided in, Title 13.1 of the Code of Virginia (the "Share Exchange"). As a result of the Share Exchange, Union will become the parent holding company of King George, and King George will continue to conduct its business in substantially the same manner as prior to the Share Exchange.

           At the effective date of the Share Exchange, each outstanding share of common stock of King George ("King George Common Stock") will be exchanged for and converted into 5.5 shares of common stock of Union ("Union Common Stock"), plus cash in lieu of issuing fractional shares of Union Common Stock.


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                                  EXAMINATION

           In connection with the preparation of this opinion, we have examined such documents concerning the Share Exchange as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

           As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below.

                           ADDITIONAL REPRESENTATIONS

           In connection with the proposed Share Exchange, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

           A. The fair market value of Union Common Stock received by King George shareholders will be approximately equal to the fair market value of King George Common Stock to be surrendered in exchange therefor on the effective date of the Share Exchange.

           B. To the best knowledge of the management of King George, there is no plan or intention on the part of King George's shareholders to sell or otherwise dispose of Union Common Stock received by them in the Share Exchange that will reduce their holdings of Union Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the King George Common Stock held by King George shareholders on the effective date of the Share Exchange. For purposes of this representation, shares of King George Common Stock exchanged for cash in lieu of fractional shares of Union Common Stock will be treated as outstanding King George Common Stock on the effective date of the Share Exchange. In addition, shares of King George Common Stock and shares of Union Common Stock held by King George shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Share Exchange will be considered in making this representation.

           C. Union has no plan or intention to reacquire any of the Union Common Stock issued in the Share Exchange.

           D. There is no plan or intention to sell or otherwise dispose of any of the assets of King George, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, King George has no plan or intention to issue additional shares of its capital stock that would result in Union's ceasing to own 80 percent of the voting power of all King George voting stock and 80 percent of each class of any King George nonvoting stock, and Union has no plan to liquidate King George, to merge King George into another corporation, or to sell or otherwise dispose of any of the King George stock acquired in the Share Exchange.

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           E. Each party to the Share Exchange, including each King George shareholder, will pay its own expenses, if any, incurred in connection with the Share Exchange.

           F. Following the Share Exchange, Union will continue the historic business of King George.

           G. No property will be transferred and no liabilities will be assumed in the Share Exchange.

           H. There is no intercorporate indebtedness existing between or among Union and King George that was issued, acquired or will be settled at a discount, and in acquiring the King George Common Stock, Union will not assume any liability or take the King George Common Stock subject to any liability.

           I. Union and King George did not separately bargain for the cash to be paid by Union to King George shareholders in lieu of issuing fractional shares of Union Common Stock to King George shareholders. The payment of cash in lieu of a fractional share of Union Common Stock is solely for the purpose of avoiding the expense and inconvenience to Union of issuing fractional shares and does not represent separately bargained-for consideration. The cash in lieu of issuing fractional shares represents a mechanical rounding-off of the fractions in the exchange.

           J. No dividends or other distributions will be made with respect to any King George Common Stock immediately before the Share Exchange, except for regular, normal distributions.

           K. None of the shares of Union Common Stock or cash in lieu of fractional shares received by a shareholder-employee of King George in exchange for King George Common Stock pursuant to the Share Exchange constitutes or is intended to be compensation for services rendered, and will not be separate consideration for, or allocable to, any employment agreement or relationship. None of the compensation received by, or indeminification provided to, a shareholder-employee, or officer or director, of King George will be separate consideration for, or allocable to, any of such shareholder-employee's, or officer's or director's, King George Common Stock. In addition, any compensation paid to any shareholder-employee of King George, including any shares of Union Common Stock received by a shareholder-employee in exchange for and in cancellation of any option to purchase shares of King George Common Stock existing as of the effective date of the Share Exchange, and indemnification provided to any shareholder of King George who may become an officer or director of Union, will constitute and be intended as compensation for, or indemnification in consideration of, services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

           L. No two parties to the Share Exchange are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, and for each of Union and King George, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and

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securities in any 50 percent or greater subsidiary) consists of stock and securities.

           M. King George is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           N. Any cash payments to King George shareholders who elect to dissent from the Share Exchange pursuant to Article 15 of the Virginia Stock Corporation Act shall be paid by King George or funded from its assets and shall not be attributable directly or indirectly to Union.

           O. Upon the consummation of the Share Exchange, King George will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any King George stock.

           P. Union does not own directly or indirectly, nor has it directly or indirectly owned during the past 5 years, any King George stock.

                                    OPINION

           Based upon the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

             1. The Share Exchange will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, provided that (a) all cash payments to dissenting King George shareholders are made by King George or from its own funds or assets, and are not directly or indirectly attributable to the funds or assets of Union (see Revenue Ruling 68-285, 1968-1 C.B. 147), and (b) that any cash payments to King George shareholders in lieu of issuing fractional shares of Union Common Stock do not represent separately bargained-for consideration, but, rather, constitute a mechanical rounding off of the fractions in the exchange (as described in Revenue Ruling 66-365, 1966-2 C.B. 116). Each of the following opinions below assume that the foregoing provisos of this opinion 1 are satisfied.

           2. No gain, other income or loss will be recognized by Union (pursuant to Section 1032 of the Code) or King George (Section 361 of the Code) as a result of the Share Exchange.

           3. Shareholders of King George who receive solely Union Common Stock in exchange for their shares of King George Common Stock will recognize no gain or loss as a result of the Share Exchange, as provided in
Section 354(a)(1) of the Code.

           4. A King George shareholder who receives cash in lieu of a fractional share of Union Common Stock will be treated as if the fractional share of Union Common Stock had been issued and then redeemed by Union. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code, then the King George shareholder

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shall be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302(a) of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the King George shareholder shall be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in
Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 109 S. Ct. 1455 (1989) and Revenue Ruling 66-365, 1966-2 C.B. 116.

           5. A King George shareholder-employee who receives shares of Union Common Stock in exchange for and in cancellation of an outstanding option to acquire King George Common Stock will recognize ordinary income in amount equal to the fair market value of Union Common Stock so received, subject to the provisions and limitations of Section 83 of the Code, and King George will be entitled to a deduction in the year such income is recognized, subject to the provisions of Section 280G of the Code.

           6. A dissenting King George shareholder who receives solely cash in exchange for his King George Common Stock will be treated as receiving a distribution in redemption of his King George Common Stock, subject to the provisions and limitations of Section 302(a) of the Code. Where, as a result of such distribution, a King George shareholder no longer holds any shares of King George Common Stock directly and, furthermore, is not deemed to own any such shares pursuant to the constructive ownership rules under Section 318 of the Code, the distribution will be treated as a complete termination of such shareholder's interest within the meaning of Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the shareholder's shares pursuant to Section 302(a) of the Code.

           7. The tax basis of Union Common Stock received by King George shareholders who exchange their King George Common Stock solely for Union Common Stock will be the same as the tax basis of King George Common Stock surrendered in exchange therefor, as provided in Section 358(a)(1) of the Code.

           8. The holding period of Union Common Stock received by King George shareholders will include the period during which King George Common Stock surrendered in exchange therefor was held by such King George shareholders, provided the King George Common Stock was held as a capital asset on the date of the exchange.

           This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.


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           This opinion is made in connection with the Share Exchange and is solely for the benefit of Union, King George and King George's shareholders. It may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

                                                    Very truly yours,

                                                    LECLAIR RYAN,
                                                    A Professional Corporation